Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:
Questcor Pharmaceuticals, Inc.
James L. Fares, President and Chief Executive Officer
(510) 400-0700

QUESTCOR NAMES JAMES L. FARES PRESIDENT AND CEO

UNION CITY, CA, February 23, 2005 – Questcor Pharmaceuticals, Inc. (AMEX: QSC), a specialty pharmaceutical company, today announced the appointment of Mr. James L. Fares as President and Chief Executive Officer. Mr. Fares has also been appointed a member of Questcor’s Board of Directors.

“The Board sought an accomplished pharmaceutical executive with substantial expertise in selling and marketing pharmaceutical products,” explained Al Hansen, Chairman of the Board. “Additionally, the Board assessed each candidate’s track record and capability to think creatively about Questcor’s business. Such skills are critical in developing and executing a successful long-term strategy for a specialty pharmaceutical business. We looked for a talented executive who understood the specialty pharmaceutical market and had demonstrated the leadership skills necessary to create shareholder value. We believe that in Jim Fares we have found that executive. His successful track record in sales, marketing, business development, and general management, coupled with his energy and enthusiasm for pharmaceuticals, convinced us that we had found the right individual to lead Questcor.”

Prior to joining Questcor, Mr. Fares served as CEO and President of FGC Pharma/Novella Neurosciences. From 2001 to 2003, he founded and served as Sr. Vice President, Commercial Operations of Xcel Pharmaceuticals, where he was responsible for all commercial activities. Prior to his tenure at Xcel, Mr. Fares was Vice President and General Manager at Elan Pharma (1997-2001) where he managed the overall Elan Pharma neurology group. Previously, he was Vice President of Sales at Athena Neurosciences where he held various sales positions of increasing responsibility (1991-1997). Jim began his career in pharmaceutical sales at Merck and held various positions of growing responsibility in sales and marketing from 1986 to 1991. Mr. Fares has a B.S. in finance from San Jose State University.

Mr. Fares stated, “Questcor is at a critical juncture in its efforts to grow into a profitable specialty pharmaceutical business. I relish the challenges of properly positioning the existing product portfolio and identifying the best strategy to achieve substantial growth.”

About Questcor

Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that acquires, markets and sells brand name prescription drugs for neurological and gastrointestinal use through a U.S. direct sales force and international distributors. Questcor currently markets four products in the U.S.: H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is commonly used for certain neurological conditions; Nascobal®, the only prescription nasal gel formulation of Cyanocobalamin USP (Vitamin B12), that is approved for patients with B12 deficiency caused by malabsorptive disorders resulting from structural or functional damage, such as bariatric surgery, Crohn’s disease and certain neurological conditions; Ethamolin® (Ethanolamine Oleate), an injectable drug used to treat enlarged weakened blood vessels at the entrance to the stomach that have recently bled, known as esophageal varices; and Glofil-125®, which is an injectable agent that assesses how well the kidney is working by measuring glomerular filtration rate, or kidney function.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for each of its products, the gross margins achieved from the sale of those products, Questcor’s ability to enforce its exchange policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s need for additional funding, uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks, and, to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s report on Form 10-K for the calendar year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.